Exhibit 99.1

51 James Way, Eatontown, New Jersey 07724 USA • 1-800-537-9842

NEWS RELEASE

FOR IMMEDIATE RELEASE August 1, 2005	Contact: Michael J. Jeffries (732) 542-2800 NASDAQ Symbol: OSTE

OSTEOTECH APPOINTS MARK H. BURROUGHS
TO SUCCEED RETIRING CFO, MICHAEL J. JEFFRIES

Osteotech, Inc. announced today that its Board of Directors appointed Mark H. Burroughs, Osteotech’s Vice President, Finance and Treasurer, to succeed Michael J. Jeffries as Executive Vice President, Chief Financial Officer and Secretary, upon the retirement of Mr. Jeffries effective December 31, 2005. Osteotech previously announced that after nearly sixteen years of service Mr. Jeffries would retire from Osteotech at the end of 2005.

Mr. Burroughs joined Osteotech in late 2000 after serving in a number of senior-level management positions in finance, operations and mergers and acquisitions over a period of nine years with MEDIQ/PRN Life Support Services, Inc. Prior to MEDIQ/PRN, Mr. Burroughs spent nine years with Deloitte & Touche, where he last held the position of senior manager.

Richard W. Bauer, Osteotech’s Chief Executive Officer stated, “Mark is extremely knowledgeable about Osteotech and its business and I am pleased that we were able to promote from within for this key executive position. Mark is well prepared for this new role and his experience and dedication will allow for a smooth transition. I have great confidence in Mark and I look forward to the valuable contributions he will make as Osteotech continues to successfully implement its domestic and international strategic initiatives.”

Osteotech, Inc, headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech, please go to Osteotech’s website homepage at www.osteotech.com.

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